Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-162219 and 333-162219-01

The information in this preliminary prospectus supplement is not complete and may be changed.  This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated March 14, 2011

PRELIMINARY PROSPECTUS SUPPLEMENT
(to prospectus dated May 18, 2010)
The Royal Bank of Scotland plc
fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

$	% Senior Notes due
$	% Senior Notes due

From and including the date of issuance, interest will be paid on the notes on             and            of each year, beginning on              , 2011.  The notes due               (the “            Senior Notes”) will bear interest at a rate of            % per year and the notes due             (the “        Senior Notes”) will bear interest at a rate of                 % per year.  In this prospectus supplement, we refer to the            Senior Notes and the            Senior Notes collectively as the “Senior Notes”.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.  The Senior Notes are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc.

We may redeem the Senior Notes, in whole but not in part, at any time at 100% of their principal amount plus accrued interest upon the occurrence of certain tax events described in this prospectus supplement and accompanying prospectus.

We intend to apply to list the Senior Notes on the New York Stock Exchange in accordance with its rules.

Investing in the Senior Notes involves risks.  See “Risk Factors” beginning on page S-3 and as incorporated by reference herein.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts	Proceeds to us
Per Senior Note	%	%	%
Total for Senior Notes	$	$	$
Per Senior Note	%	%	%
Total for Senior Notes	$	$	$
Total	$	$	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the Senior Notes will accrue from March       , 2011 and must be paid by the purchaser if the Senior Notes are delivered thereafter.

We expect that the Senior Notes will be ready for delivery through the book-entry facilities of The Depository Trust Company and its participants on or about March    , 2011.

Sole Bookrunner and Lead Manager
RBS
Prospectus Supplement dated March   , 2011

TABLE OF CONTENTS
Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus (including any free writing prospectus issued or authorized by us). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

In this prospectus supplement, we use the following terms:

•	“we,” “us,” “our” and “RBS” mean The Royal Bank of Scotland plc;

•	“RBSG” means The Royal Bank of Scotland Group plc;

•	“Group” means The Royal Bank of Scotland Group plc together with its subsidiaries consolidated in accordance with International Financial Reporting Standards;

S-ii

•	“Issuer Group” means The Royal Bank of Scotland plc together with its subsidiaries consolidated in accordance with International Financial Reporting Standards;

•	“SEC” refers to the Securities and Exchange Commission;

•	“pounds,” “sterling,” “pence,” “£” and “p” refer to the currency of the United Kingdom;

•	“dollars” and “$” refer to the currency of the United States; and

•
“euro” and “€” refer to the currency of the member states of the European Union (“EU”) that have adopted the single currency in accordance with the treaty establishing the European Community, as amended.

INCORPORATION OF INFORMATION BY REFERENCE

The Group files annual, semiannual and special reports and other information with the Securities and Exchange Commission.  You may read and copy any document that the Group files with the SEC at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.  You can call the SEC on 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that we have filed.  You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 42 St Andrew Square, Edinburgh EH2 2YE, Scotland, telephone +44-131-556-8555.

The SEC allows us and the Group to incorporate by reference much of the information the Group files with them.  This means:

•	incorporated documents are considered part of this prospectus supplement;

•	we and the Group can disclose important information to you by referring you to these documents; and

•	information that we and the Group file with the SEC will automatically update and supersede this prospectus supplement.

In addition to the documents listed in the accompanying prospectus, we incorporate by reference:

•
RBSG’s report on Form 6-K furnished with the SEC on February 24, 2011 announcing that Colin Buchan will step down as a non-executive director following the announcement of the Group's interim results on August 5, 2011;

•	RBSG’s report on Form 6-K furnished with the SEC on January 11, 2011 announcing the sale of certain residual assets of RBS Sempra Commodities to Société Générale;

•
RBSG’s report on Form 6-K furnished with the SEC on January 11, 2011 announcing the settlement with the Financial Services Authority (FSA) in relation to breaches of the FSA’s Principles and Rules relating to complaint handling;

•	RBSG’s report on Form 6-K furnished with the SEC on December 3, 2010 announcing the signing of a share sale agreement between RBS N.V. and Korea Development Bank for the sale of RBS Uzbekistan;

•
RBSG’s report on Form 6-K furnished with the SEC on December 1, 2010 announcing the completion of the sale of substantial assets of its commodities trading North American Power and Gas business to J.P. Morgan Ventures Energy Corporation;

S-iii

•
RBSG’s report on Form 6-K furnished with the SEC on December 1, 2010 announcing the completion of the sale of its interest in Global Merchant Services to a consortium of Advent International and Bain Capital;

•	RBSG’s report on Form 6-K furnished with the SEC on November 1, 2010 announcing the completion of the sale of its Sempra Energy Solutions business to Noble Americas Gas and Power Corporation;

•
RBSG’s report on Form 6-K furnished with the SEC on October 7, 2010 announcing the sale of substantial assets of its commodities trading North American Power and Gas business to J.P. Morgan Ventures Energy Corporation;

•	RBSG’s report on Form 6-K furnished with the SEC on August 6, 2010 announcing RBSG and Aviva plc’s plans to renew their strategic partnership;

•	RBSG’s report on Form 6-K furnished with the SEC on August 6, 2010 announcing the sale of its 80.01% interest in Global Merchant Services to a consortium of Advent International and Bain Capital;

•	RBSG’s report on Form 6-K furnished with the SEC on August 4, 2010 announcing the sale of RBS England and Wales and NatWest Scotland branch based business to Santander UK plc; and

•	RBSG’s report on Form 6-K furnished with the SEC on August 3, 2010 announcing the settlement with the Financial Services Authority.

We also incorporate by reference in this prospectus supplement and accompanying prospectus any future documents the Group may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the offering contemplated in this prospectus supplement is completed. Reports on Form 6-K the Group may furnish to the SEC after the date of this prospectus supplement (or portions thereof) are incorporated by reference in this prospectus supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

From time to time, we may make statements, both written and oral, regarding our assumptions, projections, expectations, intentions or beliefs about future events.  These statements constitute “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995.  We caution that these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements.  You should read the sections entitled “Risk Factors” in this prospectus supplement and “Presentation of information—Forward-Looking statements” and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference.

We and the Group undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, forward-looking events discussed in this prospectus supplement or any information incorporated by reference, might not occur.

S-iv

SUMMARY

The following is a summary of this prospectus supplement and should be read as an introduction to, and in conjunction with, the remainder of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein. You should base your investment decision on a consideration of this prospectus supplement, the accompanying prospectus and any documents incorporated by reference therein, as a whole. Words and expressions defined in “Description of the Senior Notes” below shall have the same meanings in this summary.

General
Issuer	The Royal Bank of Scotland plc
Guarantor	The Royal Bank of Scotland Group plc
Senior Notes	$ aggregate principal amount of % Senior Notes due . $ aggregate principal amount of % Senior Notes due .
Issue Date	March , 2011
Maturity	We will pay the Senior Notes at 100% of their principal amount plus accrued interest on for the Senior Notes and on for the Senior Notes.
Interest Rate	The Senior Notes will bear interest at a rate of % per annum. The Senior Notes will bear interest at a rate of % per annum.
Interest Payment Dates	Every and , commencing on , 2011.
Regular Record Dates	The and of each year immediately preceding the Interest Payment Dates on and , respectively.
Ranking
The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Guarantee
The Senior Notes are fully and unconditionally guaranteed by RBSG.  The guarantee will constitute RBSG’s direct, unconditional, unsecured and unsubordinated obligation ranking pari passu with all RBSG’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption
In the event of various tax law changes that require us to pay additional amounts and other limited circumstances as described under “Description of the Senior Notes—Tax Redemption” and “Description of Debt Securities—Redemption” in the accompanying prospectus we may redeem all, but not less than all, of the Senior Notes prior to maturity.

Book-Entry Issuance, Settlement and Clearance
We will issue the Senior Notes in fully registered form in denominations of $      and integral multiples of $       in excess thereof. The Senior Notes will be represented by one or more global securities registered in the name of a nominee of DTC. You will hold beneficial interests in the Senior Notes through DTC and its direct and indirect participants, including Euroclear and Clearstream Luxembourg, and DTC and its direct and indirect participants will record your beneficial interest on their books. We will not issue certificated notes as described in the accompanying prospectus. Settlement of the Senior Notes will occur through DTC in same day funds. For information on DTC’s book-entry system, see “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Conflicts of Interest
RBS Securities Inc., an affiliate of RBSG, is a Financial Industry Regulatory Authority (“FINRA”) member and an Underwriter in this offering and has a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

CUSIP
ISIN
Common Code
Listing and Trading	We intend to apply to list the Senior Notes on the New York Stock Exchange.
Trustee and Principal Paying Agent	The Bank of New York Mellon, One Canada Square, London E14 5AL, United Kingdom, will act as the trustee and initial principal paying agent for the Senior Notes.
Timing and Delivery	We currently expect delivery of the Senior Notes to occur on March , 2011.
Use of Proceeds	We intend to use the net proceeds of the offering for general corporate purposes.
Governing Law	The senior debt securities indenture, the Senior Notes and the guarantee are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Prospective investors should consider carefully the risk factors incorporated by reference into this Prospectus Supplement and as set out below as well as the other information set out elsewhere in this Prospectus Supplement (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Senior Notes.

Set out below and incorporated by reference herein are certain risk factors which could have a material adverse effect on the business, operations, financial condition or prospects of RBS and RBSG and cause RBS’s and RBSG’s future results to be materially different from expected results. RBS’s and RBSG’s results could also be affected by competition and other factors. These factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties RBS and RBSG face. RBS and RBSG have described only those risks relating to their operations that they consider to be material. There may be additional risks that RBS and RBSG currently consider not to be material or of which they are not currently aware, and any of these risks could have the effects set forth above. All of these factors are contingencies which may or may not occur and RBS and RBSG are not in a position to express a view on the likelihood of any such contingency occurring. Investors should note that they bear RBS’s and RBSG’s solvency risk. Each of the risks highlighted could have a material adverse effect on the amount of principal and interest which investors will receive in respect of the Senior Notes. In addition, each of the highlighted risks could adversely affect the trading price of the Senior Notes or the rights of investors under the Senior Notes and, as a result, investors could lose some or all of their investment.

RBS is a principal operating subsidiary of RBSG and accounts for a substantial proportion of the consolidated assets, liabilities and operating profits of RBSG. Accordingly, those risk factors incorporated by reference which relate to RBSG and the Group will also be of relevance to RBS.

Risks relating to RBS and RBSG

For a description of risk associated with RBS and RBSG, see the section entitled “Risk Factors” of the Form 6-Ks dated March 8, 2011, December 23, 2010 and August 13, 2010, which are incorporated by reference herein.

Risks relating to the Senior Notes

An active trading market may not develop for the Senior Notes

Prior to the offering, there was no existing trading market for the Senior Notes. We intend to apply for listing of the Senior Notes on the New York Stock Exchange.  If, however, an active trading market does not develop or is not maintained, the market price and liquidity of the Senior Notes may be adversely affected. In that case, holders of the Senior Notes may not be able to sell Senior Notes at a particular time or may not be able to sell Senior Notes at a favorable price. The liquidity of any market for the Senior Notes will depend on a number of factors including:

•	the number of holders of the Senior Notes;

•	our ratings published by major credit rating agencies;

•	our financial performance;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the Senior Notes; and

•	prevailing interest rates.

We cannot assure you that an active market for the Senior Notes will develop or, if developed, that it will continue.

Our credit ratings may not reflect all risks of an investment in the Senior Notes and the guarantee.

RBS’s and RBSG’s credit ratings may not reflect the potential impact of all risks related to the market values of the Senior Notes and the guarantee.  However, real or anticipated changes in our credit ratings will generally affect the market values of the Senior Notes and the guarantee. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Investors should be aware that the materialization of any of the above risks may adversely affect the value of the Senior Notes and the guarantee.

USE OF PROCEEDS

The net proceeds from the sale of the Senior Notes, less the underwriting compensation stated on the cover of this prospectus supplement and expenses payable by us estimated at $        , are estimated to be $         .  These proceeds will be used for general corporate purposes.  We have raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

CAPITALIZATION OF THE GROUP

The following table shows the Group’s issued and fully paid share capital, owners’ equity and indebtedness on an unaudited consolidated basis in accordance with IFRS as at December 31, 2010 and on an adjusted basis to give effect to this offering and the application of the net proceeds therefrom as described under “Use of Proceeds”.

	As at December 31, 2010	As adjusted
	£m
Share capital—allotted, called up and fully paid
Ordinary shares of 25p	14,614	14,614
B shares of £0.01	510	510
Dividend access share of £0.01	-	-
Non-cumulative preference shares of US$0.01	1	1
Non-cumulative preference shares of €0.01	-	-
Non-cumulative preference shares of £1.00	-	-
	15,125	15,125
Retained income and other reserves	60,007	60,007
Owners’ equity	75,132	75,132
Group indebtedness
Subordinated liabilities	27,053	27,053
Debt securities in issue	218,372
Total indebtedness	245,425
Total capitalization and indebtedness	320,557

Under IFRS, certain preference shares are classified as debt and are included in subordinated liabilities in the table above.

Save as disclosed above, the information contained in the tables above has not changed materially since December 31, 2010.

RECENT DEVELOPMENTS

Please refer to the section entitled “Recent Developments” in RBSG’s Report on Form 6-K dated March 8, 2011, which is incorporated by reference herein.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2010(3)	2009(4)	2008(4)	2007	2006
Ratio of earnings to combined fixed charges and preference share dividends (1)(2)
—including interest on deposits	0.94	0.75	0.05	1.45	1.62
—excluding interest on deposits	0.38			5.73	6.12
Ratio of earnings to fixed charges only (1)(2)
—including interest on deposits	0.95	0.80	0.05	1.47	1.64
—excluding interest on deposits	0.44			6.53	6.87

(1)
For this purpose, earnings consist of income before tax and minority interests, plus fixed charges less the unremitted income of associated undertakings (share of profits less dividends received). Fixed charges consist of total interest expense, including or excluding interest on deposits and debt securities in issue, as appropriate, and the proportion of rental expense deemed representative of the interest factor (one third of total rental expenses).

(2)
The earnings for the years ended December 31, 2009 and December 31, 2008, were inadequate to cover total fixed charges and preference share dividends excluding interest on deposits and for December 31, 2008 only, total fixed charges including interest on deposits.  The coverage deficiencies for total fixed charges and preference share dividends including interest on deposits for the year ended December 31, 2008, were £26,287 million.  The coverage deficiencies for total fixed charges and preference share dividends excluding interest on deposits for the year ended December 31, 2009, and for the year ended December 31, 2008 were £3,582 million and £26,287 million, respectively.  The coverage deficiencies for fixed charges only including interest on deposits for the year ended December 31, 2008 were £25,691 million.  The coverage deficiencies for fixed charges only excluding interest on deposits for the year ended December 31, 2009 and for the year ended December 31, 2008 were £2,647 million and £25,691 million, respectively.

(3)	Based on unaudited numbers.

(4)	Negative ratios have been excluded.

DESCRIPTION OF THE SENIOR NOTES

The following is a summary of certain terms of the Senior Notes. It supplements the description of the general terms of the debt securities of any series we may issue contained in the accompanying prospectus under the heading “Description of Debt Securities.” If there is any inconsistency between the following summary and the description in the accompanying prospectus, the following summary governs.

The                 Senior Notes will be issued in an aggregate principal amount of $    and will mature on and theSenior Notes will be issued in an aggregate principal amount of $and will mature on.  From and including the date of issuance, interest will accrue on theSenior Notes at a rate of    % per annum and on the Senior Notes at a rate of % per annum.  Interest will accrue from             , 2011.  Interest will be payable semi-annually in arrears on      and        of each year, commencing on           , 2011.  The regular record dates for the Senior Notes will be the               and                   of each year immediately preceding the interest payment dates on                 and                   , respectively.

If any scheduled interest payment date is not a business day, we will pay interest on the next business day, but interest on that payment will not accrue during the period from and after the scheduled interest payment date.  If the scheduled maturity date or date of redemption or repayment is not a business day, we may pay interest and principal on the next succeeding business day, but interest on that payment will not accrue during the period from and after the scheduled maturity date or date of redemption or repayment.

A “business day” means any day, other than Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York or in the City of London.

The Senior Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Tax Redemption

We may redeem the Senior Notes in whole but not in part in the event of certain changes in the tax laws of the United Kingdom. In the event of such a redemption, the redemption price of the Senior Notes will be 100% of their principal amount together with any accrued but unpaid payments of interest to the date of redemption.

If we elect to redeem the Senior Notes, they will cease to accrue interest from the redemption date, unless we fail to pay the redemption price on the payment date. The circumstances in which we may redeem the Senior Notes and the applicable procedures are described further in the accompanying prospectus under “Description of Debt Securities–Redemption.”

General

The Senior Notes will constitute separate series of senior debt securities issued under an indenture between us as Issuer, RBSG as Guarantor, and The Bank of New York Mellon as trustee.  Book-entry interests in the Senior Notes will be issued in minimum denominations of $              and in integral multiples of $         in excess thereof.  Interest on the Senior Notes will be computed on the basis of a 360-day year of twelve 30-day months.

The principal corporate trust office of the trustee in the London, United Kingdom, is designated as the principal paying agent.  We may at any time designate additional paying agents or rescind the designation of paying agents or approve a change in the office through which any paying agent acts.

We will issue the Senior Notes in fully registered form.  The Senior Notes will be represented by global securities in the name of a nominee of The Depository Trust Company (the “DTC”).  You will hold beneficial interest in the Senior Notes through the DTC and its participants.  The Underwriters expect to deliver the Senior Notes through the facilities of the DTC on March     , 2011.  For a more detailed summary of the form of the Senior Notes and settlement and clearance arrangements, you should read “Description of Debt Securities–Form of Debt Securities; Book-Entry System” in the accompanying prospectus.  Indirect holders trading their beneficial interests in the Senior Notes through the DTC must trade in the DTC’s same-day funds settlement system and pay in immediately available funds.  Secondary market trading will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Definitive debt securities will only be issued in limited circumstances described under “Description of Debt Securities–Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

Payment of principal of and interest on the Senior Notes, so long as the Senior Notes are represented by global securities, will be made in immediately available funds.  Beneficial interests in the global securities will trade in the same-day funds settlement system of the DTC, and secondary market trading activity in such interests will therefore settle in same-day funds.

We may, without the consent of the holders of the relevant Senior Notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the relevant Senior Notes described in this prospectus supplement except for the price to the public and issue date, provided however that such further notes must be fungible with the relevant Senior Notes for U.S. federal income tax purposes. Any such additional notes, together with the relevant Senior Notes offered by this prospectus supplement, will constitute a single series of securities under the amended and restated indenture relating to senior debt securities issued by us, dated as of August 13, 2010, between us, RBSG, and The Bank of New York Mellon.  There is no limitation on the amount of notes or other debt securities that we may issue under such indenture.

Payment of Additional Amounts

The government of the United Kingdom may require us to withhold or deduct amounts from payments of principal or interest on the Senior Notes, for taxes or other governmental charges.  If such a withholding or deduction is required, we may be required to pay additional amounts such that the net amount paid to holders of the Senior Notes, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.  For more information on additional amounts and the situations in which we must pay additional amounts, see “Description of Debt Securities — Additional Amounts” in the accompanying prospectus.

Waiver of Right to Set-Off

By accepting a Senior Note, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to such Senior Note or the indenture (or between our obligations under or in respect of any Senior Note and any liability owed by a holder or the trustee to us) that they might otherwise have against us, whether before or during our winding up.

Discharge

We can legally release ourselves from any payment or other obligations on the Senior Notes, except for various obligations described below, if the Senior Notes have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we deposit in trust for your benefit and the benefit of all other direct holders of the Senior Notes a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the Senior Notes on their various due dates.  In addition, on the date of such deposit, we must not be in default.  For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under “Description of Debt Securities–Events of Default and Defaults; Limitation of Remedies–Senior Debt Security Event of Default” in the accompanying prospectus.  A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

However, even if we take these actions, a number of our obligations under the senior debt indenture will remain.

Listing

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange in accordance with its rules.

Guarantee

The Senior Notes are fully and unconditionally guaranteed by RBSG.  The guarantee is set forth in, and forms part of, the indenture under which Senior Notes will be issued by us.  If, for any reason, we do not make any required payment in respect of our Senior Notes when due, RBSG will cause the payment to be made to or to the order of the applicable trustee.  The guarantee will constitute RBSG’s direct, unconditional, unsecured and unsubordinated obligation ranking pari passu with all RBSG’s other outstanding, unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.  Holders of Senior Notes issued by us may sue RBSG to enforce their rights under the guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the Senior Notes, assume all of our rights and obligations under the Senior Notes and upon such assumption, we will be released from our liabilities under the senior debt indenture and the Senior Notes.

CERTAIN U.K. AND U.S. FEDERAL TAX CONSEQUENCES

The following is a summary of the material U.K. and U.S. federal tax consequences of the acquisition, ownership and disposition of the Senior Notes by a “U.S. holder,” described below, that is not connected with us for relevant tax purposes, that holds the Senior Notes as capital assets and that purchases them as part of the initial offering of the Senior Notes at their “issue price,” which will be equal to the first price to the public (not including bondhouses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the Senior Notes is sold for money.  For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Senior Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

This discussion does not describe all of the tax consequences that may be relevant to U.S. holders in light of their particular circumstances or to holders subject to special rules, such as:

•	holders who are resident (or in the case of an individual, ordinarily resident) in the United Kingdom for U.K. tax purposes;

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a hedge or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	persons that own, or are deemed to own, 10% or more of our voting stock; or

•
persons carrying on a trade or business in the United Kingdom through a permanent establishment in the United Kingdom or carrying on a trade, profession or vocation in the United Kingdom through a branch or agency in the United Kingdom.

If a partnership holds a Senior Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding a Senior Note should consult its tax advisor.

This discussion does not describe the tax treatment of any payment under the guarantee.

The statements regarding U.K. and U.S. tax laws and practices set out below, including those regarding the U.K./U.S. double taxation convention relating to income and capital gains (the “Treaty”), are based on those laws, practices and conventions as in force and as applied in practice on the date of this prospectus supplement. They are subject to changes in those laws, practices and conventions, and any relevant judicial decision, after the date of this prospectus supplement.  This summary is not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. holder.  You should satisfy yourself as to the tax consequences in your own particular circumstances of the acquisition, ownership and disposition of the Senior Notes.

United Kingdom

Payments. Interest that we pay on the Senior Notes will not be subject to withholding or deduction for U.K. income tax purposes, provided that the Senior Notes are and remain listed on the New York Stock Exchange or some other “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (the “Act”).

Additionally, interest on the Senior Notes may be paid without deduction or withholding on account of U.K. income tax provided that RBS continues to be a bank within the meaning of Section 991 of the Act and the interest on the Senior Notes is paid in the ordinary course of its business within the meaning of Section 878 of the Act. In all other cases, U.K. income tax will generally be withheld at the basic rate (currently 20%), unless HM Revenue & Customs (“HMRC”) has issued a direction to the contrary, granting relief to you pursuant to the provisions of the Treaty, or unless certain other exceptions relating to the status of the holder apply. Certain U.S. holders will be entitled to receive payments free of withholding of U.K. income tax under the Treaty and will under current HMRC administrative procedures be able to make a claim for the issuance of such a direction by HMRC. However, such directions will be issued only on prior application to the relevant tax authorities by the holder in question. If such a direction is not given, we will be required to withhold tax, although a U.S. holder entitled to relief under the Treaty may subsequently claim the amount withheld from HMRC.

Payments of interest on the Senior Notes have a U.K. source and may be chargeable to U.K. tax by direct assessment. Where the payments are made without withholding or deduction, the payments will not be assessed to U.K. tax if you are not resident in the United Kingdom, except if you carry on a trade, profession or vocation in the United Kingdom through a U.K. branch or agency, or in the case of a corporate U.S. holder, if you carry on a trade in the U.K. through a permanent establishment in the U.K. in connection with which the payments are received or to which the Senior Notes are attributable, in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency or permanent establishment.

Any person in the U.K. paying interest to, or receiving interest on behalf of, another person who is an individual, may be required to provide information in relation to the payment and the individual concerned to HMRC.  HMRC may communicate this information to the tax authorities of other jurisdictions.

Disposal (including Redemption). Subject to the provisions set out in the next paragraph in relation to temporary non-residents, a U.S. holder will not, upon disposal (including redemption) of a Senior Note, be liable for U.K. taxation on gains realized, unless at the time of the disposal the U.S. holder carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. or, in the case of a corporate U.S. holder, if the U.S. holder carries on a trade in the U.K. through a permanent establishment in the U.K. and the Senior Note was used in or for the purposes of the trade, profession or vocation or acquired for use and used by or held for the purposes of that branch or agency or permanent establishment.

A U.S. holder who is an individual and who has ceased to be resident or ordinarily resident for tax purposes in the U.K. for a period of less than five years of assessment and who disposes of a Senior Note during that period may be liable to U.K. tax on chargeable gains arising during the period of absence in respect of the disposal (including redemption), subject to any available exemption or relief.

A U.S. holder who is an individual or other non-corporation taxpayer will not, upon transfer or redemption of a Senior Note, recognize any U.K. income tax charge on accrued but unpaid payments of interest, unless the U.S. holder at any time in the relevant year of assessment or accounting period carried on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Senior Note is attributable.

Annual Tax Charges. Corporate U.S. holders who do not carry on a trade, profession or vocation in the United Kingdom through a permanent establishment in the U.K. to which the Senior Notes are attributable will not be liable to U.K. tax charges or relief by reference to fluctuations in exchange rates or in respect of profits, gains and losses arising from the Senior Notes.

Stamp Duty and Stamp Duty Reserve Tax. No U.K. stamp duty or stamp duty reserve tax will be payable on the issue, transfer or redemption of the Senior Notes.

EU Directive on taxation of savings income. The Council of the European Union has adopted a directive regarding the taxation of savings income.  The Directive requires Member States of the European Union to provide to the tax authorities of other Member States details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident, or certain other persons established, in another Member State, except that Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments unless during such period they elect otherwise.

United States

It is expected, and this disclosure assumes, that the Senior Notes will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes.  Accordingly, interest on a Senior Note (including any U.K. tax withheld) will be includable in income by a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting. Interest income from the Senior Notes (including any U.K. tax withheld) will constitute foreign source income which may be relevant to a U.S. holder in calculating the U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.

A U.S. holder will, upon sale, exchange or redemption of a Senior Note, generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized (not including amounts received that are attributable to accrued interest which will be treated as ordinary interest income) and the U.S. holder’s tax basis in the Senior Note. Any gain or loss will generally be U.S. source capital gain or loss and will be treated as long-term capital gain or loss if the Senior Note has been held for more than one year at the time of disposition.  If the U.S. holder is an individual, any capital gain generally will be subject to U.S. federal income tax at preferential rates if specified minimum holding periods are met.  The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information returns may be filed with the Internal Revenue Service in connection with payments on the Senior Notes and the proceeds from a sale or other disposition of the Senior Notes.  A U.S. holder may be subject to United States backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s United States federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

UNDERWRITING/CONFLICTS OF INTEREST

We and the underwriters for the offering named below (the “Underwriters”) have entered into an underwriting agreement and a pricing agreement with respect to the Senior Notes. Subject to certain conditions, we have agreed to sell to the Underwriters and each Underwriter has severally agreed to purchase the respective principal amounts of the Senior Notes and Senior Notes indicated opposite such Underwriter’s name in the following table.

Underwriters	Principal Amount of Senior Notes	Principal Amount of Senior Notes
RBS Securities Inc.	$	$
Total	$	$

The underwriting agreement and the pricing agreement provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters have undertaken to purchase all the Senior Notes offered by this prospectus supplement if any of these Senior Notes are purchased.

Senior Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the Senior Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

We intend to apply for the listing of the Senior Notes on the New York Stock Exchange. The Senior Notes are a new issue of securities with no established trading market. We have been advised by the Underwriters that the Underwriters intend to make a market in the Senior Notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Senior Notes.

The Senior Notes will settle through the facilities of the DTC and its participants (including Euroclear and Clearstream Banking). The CUSIP number for theSenior Notes is     , the ISIN is     and the Common Code is      .  The CUSIP number for theSenior Notes is, the ISIN is  and the Common Code is      .

Certain of the Underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of FINRA.

We estimate that our total expenses for the offering, excluding underwriting commissions will be approximately $           .

We have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

It is expected that delivery of the Senior Notes will be made against payment on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the second business day following the date of pricing of the Senior Notes (such settlement cycle being referred to as “T+2”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Senior Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Senior Notes initially will settle in T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Senior Notes who wish to trade Senior Notes on the date of pricing or the next business day should consult their own advisors.

Conflicts of Interest

RBS Securities Inc., an affiliate of the Group, is a FINRA member and an Underwriter in this offering, has a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be made in compliance with the applicable provisions of FINRA Rule 5121. RBS Securities Inc. is not permitted to sell Senior Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Certain of the Underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The Underwriters may from time to time engage in transactions with and perform services for us in the ordinary course of business.

Stabilization Transactions and Short Sales

In connection with the offering, the Underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater aggregate principal amount of Senior Notes than they are required to purchase from us in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Senior Notes while the offering is in progress.

The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Underwriters have repurchased Senior Notes sold by or for the account of such Underwriter in stabilizing or short-covering transactions.

These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Senior Notes. As a result, the price of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

Selling Restrictions

Each Underwriter has represented and agreed that, in connection with the distribution of the Senior Notes, it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA of the United Kingdom) received by it in connection with the issue or sale of such Senior Notes or any investments representing the Senior Notes in circumstances in which section 21(1) of the FSMA does not or, in our case, would not, if we were not an authorized person, apply to us and RBSG and that it has complied and will comply with all the applicable provisions of the FSMA with respect to anything done by it in relation to any Senior Notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Senior Notes to the public in that Relevant Member State other than:

(a)      to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)      to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of RBS Securities Inc. for any such offer; or

(c)      in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Senior Notes shall require us or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Senior Notes to the public” in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Senior Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL OPINIONS

Our U.S. counsel, Davis Polk & Wardwell LLP, and U.S. counsel for the Underwriters, Shearman & Sterling LLP, will pass upon certain United States legal matters relating to the Senior Notes and the guarantee.  Our Scottish solicitors, Dundas & Wilson C.S. LLP, will pass upon certain matters relating to Scots law.  Our English solicitors, Linklaters LLP, will pass upon certain matters of English law relating to the issue and sale of the Senior Notes.

EXPERTS

The consolidated financial statements as of December 31, 2009, 2008 and 2007, and for each of the three years in the period ended December 31, 2009 incorporated in this prospectus by reference from RBSG’s Annual Report included in the Form 6-K filed on August 13, 2010, and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the 2009 consolidated financial statements and include an explanatory paragraph relating to the restatement of the consolidated financial statements for 2009, 2008 and 2007 for the matters disclosed in Note 1 of the Accounting Policies and the consolidating financial information included in Note 43 in respect of The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

THE ROYAL BANK OF SCOTLAND plc
fully and unconditionally guaranteed by
THE ROYAL BANK OF SCOTLAND GROUP plc

By this prospectus we may offer —

DEBT SECURITIES

We will provide the specific terms of these securities, and the manner in which they will be offered, in one or more supplements to this prospectus.  Any supplement may also add, update or change information contained, or incorporated by reference, in this prospectus.  You should read this prospectus and the supplements carefully before you invest.

You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the heading “Incorporation of Documents by Reference”, before investing in our securities.  The amount and price of the offered securities will be determined at the time of the offering.

Investing in our debt securities involves risks that are described in the “Risk Factors” section of our annual reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is May 18, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process.  Under this shelf process, we may sell the securities described in this prospectus in one or more offerings of an unspecified amount in one or more foreign currencies or currency units.

This prospectus provides you with a general description of the debt securities we may offer, which we will refer to as the “debt securities”.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement will provide information regarding certain tax consequences of the purchase, ownership and disposition of the offered securities.  The prospectus supplement may also add to, update or change information contained in this prospectus.  If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.  We will file each prospectus supplement with the SEC.  You should read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.  The registration statement can be read at the SEC’s offices or obtained from the SEC’s website mentioned under the heading “Where You Can Find More Information”.

Certain Terms

In this prospectus, the terms “we”, “us”, “our” and “RBS” refer to The Royal Bank of Scotland plc, the term “RBSG” means The Royal Bank of Scotland Group plc, the term “Group” means The Royal Bank of Scotland Group plc and its subsidiaries, the term “NWB Plc” means National Westminster Bank Plc and the term “NatWest” means NWB Plc and its subsidiaries.

RBSG publishes its consolidated financial statements in pounds sterling (“£” or “sterling”), the lawful currency of the United Kingdom.  In this prospectus and any prospectus supplement, references to “dollars” and “$” are to United States dollars.

USE OF PROCEEDS

Unless we have disclosed a specific plan in the accompanying prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus in the general business of the Group and to strengthen further the Group’s capital base.  The Group has raised capital in various markets from time to time and we expect to continue to raise capital in appropriate markets as and when required.

THE ROYAL BANK OF SCOTLAND PLC

RBS is a public limited company incorporated in Scotland with registration number SC090312. RBS was incorporated under Scots law on October 31, 1984. RBS is a wholly-owned subsidiary of RBSG, which is the holding company of a large global banking and financial services group and is described more fully below.

RBS’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

THE ROYAL BANK OF SCOTLAND GROUP PLC

RBSG is a public limited company incorporated in Scotland with registration number SC045551.  RBSG was incorporated under Scots law on March 25, 1968.  RBSG is the holding company of a large global banking and financial services group. Headquartered in Edinburgh, the Group operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, RBS and NatWest. Both RBS and NatWest are major United Kingdom clearing banks whose origins go back over 275 years. In the United States, the Group’s subsidiary Citizens Financial Group, Inc. is a large commercial banking organization. The Group has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers in over 50 countries.

The Commissioners of Her Majesty’s Treasury (“HM Treasury”) currently hold 68.4%. of the issued ordinary share capital of RBSG. This was reduced from 70.3% following completion of a conversion of a series of preference shares into ordinary shares on March, 31 2010. On December 22, 2009, RBSG issued £25.5 billion of B shares in the capital of RBSG (the “B Shares”) to HM Treasury. The B Shares are convertible, at the option of the holder at any time, into ordinary shares in the share capital of RBSG.  In the event that the Group’s Core Tier 1 capital ratio declines to below 5%, and if certain conditions are met, HM Treasury is committed to subscribe (the “Contingent Subscription”) for up to an additional £8 billion of B Shares (the “Contingent B Shares”) and, in connection with such subscription, would receive further enhanced dividend rights under the associated series 1 dividend access share in the capital of RBSG (the “Dividend Access Share”). HM Treasury has agreed that it will not exercise rights of conversion in respect of the B Shares if and to the extent that following any such conversion it would hold more than 75% of the total issued shares in RBSG. Furthermore, HM Treasury has agreed that it will not be entitled to vote in respect of the B Shares or the Dividend Access Share held by it to the extent that votes cast on such shares, together with any other votes which HM Treasury is entitled to cast in respect of any other shares held by or on behalf of HM Treasury, would exceed 75% of the total votes eligible to be cast on a resolution proposed at a general meeting of RBSG.

 The issue of £25.5 billion of B Shares to HM Treasury on December 22, 2009 increased HM Treasury’s economic interest in RBSG to 84.4%, but this was reduced to 83.2% following completion of a conversion of a series of preference shares into ordinary shares on March 31, 2010. If the £8 billion Contingent B Shares were issued to HM Treasury (which is subject to certain conditions being met), assuming no other dilutive issuances, HM Treasury’s economic interest in RBSG would increase further to 85.3%. In addition, HM Treasury’s economic interest in RBSG would also increase if RBSG elected to issue B Shares to HM Treasury as a means of paying the annual fee due under the Asset Protection Scheme (the “APS”) or the Contingent Subscription (both of which would require the consent of HM Treasury) or to fund dividend payments under the terms of the Dividend Access Share or the B Shares.

The Group had total assets of £1,696.5 billion and owners’ equity of £77.7 billion as at December 31, 2009. The Group’s capital ratios at that date, which included the equity minority interest of the State of the Netherlands and Banco Santander, S.A. (“Santander”) in RBS Holdings N.V., were a total capital ratio of 16.1%, a Core Tier 1 capital ratio of 11.0 % and a Tier 1 capital ratio of 14.1%.

On October 17, 2007, RFS Holdings B.V. (“RFS Holdings”), which at the time was owned by RBSG, Fortis N.V., Fortis S.A./N.V., Fortis Bank Nederland (Holding) N.V. and Santander, completed the acquisition of ABN AMRO Holding N.V. (which was renamed RBS Holdings N.V. on April 1, 2010). RFS Holdings, which is now jointly owned by RBSG, the Dutch State and Santander (the “Consortium Members”), has substantially completed an orderly separation of the business units of RBS Holdings N.V. As part of this reorganization, on February 6, 2010, the businesses of RBS Holdings N.V. acquired by the Dutch State were legally demerged from the RBS Holdings N.V. businesses acquired by the Group and were transferred into a newly established holding company, ABN AMRO Bank N.V. (save for certain assets and liabilities acquired by the Dutch State that were not part of the legal separation and which will be transferred to the Dutch State as soon as possible). Legal separation of ABN AMRO Bank N.V. occurred on April 1, 2010, with the shares in that entity being transferred by RBS Holdings N.V. to a holding company called ABN AMRO Group N.V., which is owned by the Dutch State. Certain assets within RBS Holdings N.V. continue to be shared by the Consortium Members. Following the legal separation, RBS Holdings N.V. has one direct subsidiary, The Royal Bank of Scotland N.V., a fully operational bank within the Group. RBS Holdings N.V. is independently rated and regulated by the Dutch Central Bank.

RBSG’s registered office is 36 St Andrew Square, Edinburgh EH2 2YB, Scotland and its principal place of business is RBS Gogarburn, PO Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities.  Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which you should read carefully.  The prospectus supplement may contain additional terms of those debt securities.  The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities, but if there is any inconsistency between the terms presented here and those in the prospectus supplement, those in the prospectus supplement will apply and will replace those presented here.  You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

When we refer to “debt securities” in this prospectus, we mean the senior debt securities.  Senior debt securities will be issued under a senior debt indenture dated March 16, 2009.  The senior debt indenture is a contract between RBS, The Bank of New York Mellon as trustee, and RBSG, as guarantor.  The indenture does not limit our ability to incur additional indebtedness, including additional senior indebtedness.

General

The debt securities are not deposits and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other government agency of the United States or the United Kingdom.

The indenture does not limit the amount of debt securities that we may issue.  We may issue debt securities in one or more series.  The relevant prospectus supplement for any particular series of debt securities will describe the terms of the offered debt securities, including some or all of the following terms:

•	their specific designation, authorized denomination and aggregate principal amount;

•	the price or prices at which they will be issued;

•	whether such debt securities will be dated debt securities with a specified maturity date or undated debt securities with no specified maturity date;

•	the annual interest rate or rates, or how to calculate the interest rate or rates;

•	the date or dates from which interest, if any, will accrue or the method, if any, by which such date or dates will be determined;

•
whether payments are subject to a condition that we are able to make such payment and remain able to pay our debts as they fall due and our assets continue to exceed our liabilities (other than subordinated liabilities);

•	the times and places at which any interest payments are payable;

•	the terms of any mandatory or optional redemption, including the amount of any premium;

•	any modifications or additions to the events of defaults with respect to the debt securities offered;

•	any provisions relating to conversion or exchange for other securities issued by us;

•	the currency or currencies in which they are denominated and in which we will make any payments;

•	any index or other reference asset or any other method used to determine the amount of any payments on the debt securities;

•	any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;

•
whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following certain developments with respect to the laws of the United Kingdom of any political subdivision or authority thereof or therein having the power to tax;

•	the terms of any mandatory or optional exchange; and

•	any listing on a securities exchange.

In addition, the prospectus supplement will describe the material U.S. federal and U.K. tax considerations that apply to any particular series of debt securities.

Debt securities may bear interest at a fixed rate or a floating rate.  Holders of debt securities shall have no voting rights except those described under the heading “— Modification and Waiver” below.

Guarantee

RBSG will fully and unconditionally guarantee payment in full to the holders of debt securities issued by us.  The guarantee is set forth in, and forms part of, the indenture under which debt securities will be issued by us.  If, for any reason, we do not make any required payment in respect of our debt securities when due, RBSG will cause the payment to be made to or to the order of the trustee.  The guarantee will be on a senior basis.  Holders of debt securities issued by us may sue RBSG to enforce their rights under the guarantee without first suing any other person or entity.  RBSG may, without the consent of the holders of the debt securities, assume all of our rights and obligations under the debt securities and upon such assumption, we will be released from its liabilities under the indenture and the debt securities.

Form of Debt Securities; Book-Entry System

General

Unless the relevant prospectus supplement states otherwise, the debt securities shall initially be represented by one or more global securities in registered form, without coupons attached, and will be deposited with or on behalf of one or more depositary, including, without limitation, The Depository Trust Company (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear Bank”), as operator of the Euroclear System (“Euroclear”) and/or Clearstream Banking S.A. (“Clearstream Luxembourg”), and will be registered in the name of such depositary or its nominee. Unless and until the debt securities are exchanged in whole or in part for other securities that we issue or the global securities are exchanged for definitive securities, the global securities may not be transferred except as a whole by the depositary to a nominee or a successor of the depositary.

The debt securities may be accepted for clearance by DTC, Euroclear and Clearstream Luxembourg.  Unless the relevant prospectus supplement states otherwise, the initial distribution of the debt securities will be cleared through DTC only.  In such event, beneficial interests in the global debt securities will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including, as applicable, Euroclear and Clearstream Luxembourg.

The laws of some states may require that certain investors in securities take physical delivery of their securities in definitive form.  Those laws may impair the ability of investors to own interests in book-entry securities.

So long as the depositary, or its nominee, is the holder of a global debt security, the depositary or its nominee will be considered the sole holder of such global debt security for all purposes under the indenture.  Except as described below under the heading “—Issuance of Definitive Securities”, no participant, indirect participant or other person will be entitled to have debt securities registered in its name, receive or be entitled to receive physical delivery of debt securities in definitive form or be considered the owner or holder of the debt securities under the indenture.  Each person having an ownership or other interest in debt securities must rely on the procedures of the depositary, and, if a person is not a participant in the depositary, must rely on the procedures of the participant or other securities intermediary through which that person owns its interest to exercise any rights and obligations of a holder under the indenture or the debt securities.

Payments on the Global Debt Security

Payments of any amounts in respect of any global securities will be made by the trustee to the depositary.  Payments will be made to beneficial owners of debt securities in accordance with the rules and procedures of the depositary or its direct and indirect participants, as applicable.  Neither we nor RBSG, nor the trustee nor any of our agents will have any responsibility or liability for any aspect of the records of any securities intermediary in the chain of intermediaries between the depositary and any beneficial owner of an interest in a global security, or the failure of the depositary or any intermediary to pass through to any beneficial owner any payments that we or RBSG make to the depositary.

The Clearing Systems

DTC, Euroclear and Clearstream Luxembourg have advised us as follows:

DTC.  DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Euroclear.  Euroclear holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment.  Euroclear provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries.  Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”).  The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream Luxembourg.  Clearstream Luxembourg is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary.  Clearstream Luxembourg holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.  Clearstream Luxembourg provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.  Clearstream Luxembourg interfaces with domestic markets in several countries.

Issuance of Definitive Securities

So long as the depositary holds the global securities of a particular series of debt securities, such global securities will not be exchangeable for definitive securities of that series unless:

•
the depositary notifies the trustee that it is unwilling or unable to continue to act as depositary for the debt securities or the depositary ceases to be a clearing agency registered under the Exchange Act;

•	we or RBSG are wound up and we or RBSG fail to make a payment on the debt securities when due; or

•
at any time we determine at our option and in our sole discretion that the global securities of a particular series of debt securities should be exchanged for definitive debt securities of that series in registered form.

Each person having an ownership or other interest in a debt security must rely exclusively on the rules or procedures of the depositary as the case may be, and any agreement with any direct or indirect participant of the depositary, including Euroclear or Clearstream Luxembourg and their participants, as applicable, or any other securities intermediary through which that person holds its interest, to receive or direct the delivery of possession of any definitive security.  The indenture permits us to determine at any time and in our sole discretion that debt securities shall no longer be represented by global securities.  DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global securities at the request of each DTC participant.  We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Unless otherwise specified in the prospectus supplement, definitive debt securities will be issued in registered form only.  To the extent permitted by law, we, RBSG, the trustee and any paying agent shall be entitled to treat the person in whose name any definitive security is registered as its absolute owner.

Payments in respect of each series of definitive securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series of debt securities.  Payments will be made in respect of the debt securities by check drawn on a bank in New York or, if the holder requests, by transfer to the holder’s account in New York.  Definitive securities should be presented to the paying agent for redemption.

If we issue definitive debt securities of a particular series in exchange for a particular global debt security, the depositary, as holder of that global debt security, will surrender it against receipt of the definitive debt securities, cancel the book-entry debt securities of that series, and distribute the definitive debt securities of that series to the persons and in the amounts that the depositary specifies pursuant to the internal procedures of such depositary.

If definitive securities are issued in the limited circumstances described above, those securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of a paying agent.  If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor within three business days after the paying agent receives the certificate.  The new certificate representing the balance will be delivered to the transferor by uninsured post at the risk of the transferor, to the address of the transferor appearing in the records of the paying agent.  The new certificate representing the securities that were transferred will be sent to the transferee within three business days after the paying agent receives the certificate transferred, by uninsured post at the risk of the holder entitled to the securities represented by the certificate, to the address specified in the form of transfer.

Settlement

Initial settlement for each series of debt securities and settlement of any secondary market trades in the debt securities will be made in same-day funds.  Book-entry debt securities held through DTC will settle in DTC’s Same-Day Funds Settlement System.

Payments

We will make any payments of interest and, principal, on any particular series of debt securities on the dates and, in the case of payments of interest, at the rate or rates, that we set out in, or that are determined by the method of calculation described in, the relevant prospectus supplement.

Ranking

Unless the relevant prospectus supplement provides otherwise, debt securities and coupons (if any) appertaining thereto constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all of our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

Additional Amounts

Unless the relevant prospectus supplement provides otherwise, we will pay any amounts to be paid by us on any series of debt securities without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision thereof or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, and payments on, the debt securities (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts that would have been payable on that series of debt securities if the deduction or withholding had not been required.  However, this will not apply to any such tax, levy, import, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any payments on, any debt security of the relevant series;

•	except in the case of a winding up in the United Kingdom, the relevant debt security is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;

•
the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any payments on, the debt security failed to comply with a request by us or our liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such directive;

•
the relevant debt security is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to the principal of, and payments on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder.

Whenever we refer in this prospectus and any prospectus supplement, in any context, to the payment of the principal of or any payments on, or in respect of, any debt security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

Redemption

Unless the relevant prospectus supplement provides otherwise, we will have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days’ notice to each holder of debt securities, on any payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount, together with any accrued interest, if we determine that as a result of a change in or amendment to the laws or regulations of a U.K. taxing jurisdiction, including any treaty to which it is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:

•	in making any payments, on the particular series of debt securities, we have paid or will or would on the next payment date be required to pay Additional Amounts;

•
payments, on the next payment date in respect of any of the series of debt securities would be treated as “distributions” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re-enactment of the Act; or

•
on the next payment date we or RBSG would not be entitled to claim a deduction in respect of the payments in computing our U.K. taxation liabilities, or the value of the deduction to us would be materially reduced.

In each case we shall be required, before we give a notice of redemption, to deliver to the trustee a written legal opinion of independent English counsel of recognized standing, selected by us, in a form satisfactory to the trustee confirming that we are entitled to exercise our right of redemption.

The relevant prospectus supplement will specify whether or not we may redeem the debt securities of any series, in whole or in part, at our option, in any other circumstances and, if so, the prices and any premium at which and the dates on which we may do so.  Any notice of redemption of debt securities of any series will state, among other items:

•	the redemption date;

•	the amount of debt securities to be redeemed if less than all of the series is to be redeemed;

•	the redemption price;

•	that the redemption price will become due and payable on the redemption date and that payments will cease to accrue on such date; and

•	the place or places at which each holder may obtain payment of the redemption price.

In the case of a partial redemption, the trustee shall select the debt securities to be redeemed in any manner which it deems fair and appropriate.

We, RBSG or any of RBSG’s subsidiaries may at any time and from time to time purchase debt securities of any series in the open market or by tender (available to each holder of debt securities of the relevant series) or by private agreement, if applicable law allows.  Any debt securities of any series that we purchase beneficially for our own account, other than in connection with dealing in securities, will be treated as cancelled and will no longer be issued and outstanding.

Modification and Waiver

We, RBSG, and the trustee may make certain modifications and amendments of the indenture with respect to any series of debt securities without the consent of the holders of the debt securities.  Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class.  However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would:

•	change the stated maturity of the principal amount of any debt security;

•	reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;

•	change any obligation (or any successor’s) to pay Additional Amounts;

•	change the currency of payment;

•	impair the right to institute suit for the enforcement of any payment due and payable;

•
reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, (as such term is defined below);

•	modify the terms of our obligations or RBSG’s obligations in respect of the due and punctual payment of the amounts due and payable on the debt securities in a manner adverse to the holders; or

•	modify the above requirements.

In addition, material variations in the terms and conditions of debt securities of any series, including modifications relating to redemption, Event of Default (as defined under the heading “Event of Default; Limitations of Remedies” below), may require the non-objection from, or consent of, the FSA.

Events of Default; Limitation of Remedies

Event of Default

Unless the relevant prospectus supplement provides otherwise, an “Event of Default” with respect to any series of debt securities shall result if:

•
we or RBSG do not pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the debt securities of that series to us or RBSG requiring the payment to be made.  It shall not, however, be an Event of Default if during the 14 days after the notice, we or RBSG satisfy the trustee that such sums were not paid in order to comply with a law, regulation or order of any court of competent jurisdiction.  Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we or RBSG act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or

•
we or RBSG breach any covenant or warranty of the indenture (other than as stated above with respect to payments when due) and that breach has not been remedied within 60 days of receipt of a written notice from the trustee certifying that in its opinion the breach is materially prejudicial to the interests of the holders of the debt securities of that series and requiring the breach to be remedied or from holders of at least 25% in outstanding principal amount of the debt securities of that series requiring the breach to be remedied; or

•
either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up or RBSG’s winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debt securities of that series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us or RBSG to enforce payment. Subject to the indenture provisions for the indemnification of the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding in the name or and on the behalf of the trustee for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the indenture, and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, and determined by the trustee.  The trustee may also take any other action, consistent with the direction, that it deems proper.

Notwithstanding any contrary provisions, nothing shall impair the right of a holder, absent the holder’s consent, to sue for any payments due but unpaid with respect to the debt securities.

By accepting a debt security, each holder will be deemed to have waived any right of set-off, counterclaim or combination of accounts with respect to the debt securities or the indenture that they might otherwise have against us or RBSG, whether before or during our winding up.

General

The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past Event of Default with respect to the series, except an Event of Default, in respect of the payment of interest, if any, or principal of (or premium, if any) any debt security or a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of debt securities of such series.

Subject to exceptions, the trustee may, without the consent of the holders, waive or authorize an Event of Default if, in the opinion of the trustee, the Event of Default would not be materially prejudicial to the interests of the holders.

Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity to the trustee.  Subject to the indenture provisions for the indemnification of the trustee, the holder or holders of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the series, if the direction is not in conflict with any rule of law or with the indenture and the trustee does not determine that the action would be unjustly prejudicial to the holder or holders of any debt securities of any series not taking part in that direction.  The trustee may take any other action that it deems proper which is not inconsistent with that direction.

The indenture provides that the trustee will, within 90 days after the occurrence of an Event of Default with respect to the debt securities of any series, give to each holder of the debt securities of the affected series notice of the Event of Default, known to it, unless the Event of Default, has been cured or waived.  However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.

We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indenture.

Consolidation, Merger and Sale of Assets; Assumption

We or RBSG may, without the consent of the holders of any of the debt securities, consolidate with, merge into or transfer or lease our assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of any part of the United Kingdom that assumes, by a supplemental indenture, our obligations or, if applicable, RBSG’s obligations, on the debt securities and under the indenture, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.

Subject to applicable law and regulation, any of our wholly-owned subsidiaries may assume our obligations under the debt securities of any series without the consent of any holder, provided that we unconditionally guarantee the obligations of the subsidiary under the debt securities of that series.  If we do, all of our direct obligations under the debt securities of the series and the indenture shall immediately be discharged.  Any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the assuming subsidiary is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by any U.K. taxing jurisdiction, rather than taxes imposed by any U.K. taxing jurisdiction.  However, if we make payment under the guarantee, we shall be required to pay Additional Amounts related to taxes, subject to the exceptions described under the heading “—Additional Amounts” above, imposed by any U.K. taxing jurisdiction by reason of the guarantee payment.  The subsidiary that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described in “—Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the assuming subsidiary’s jurisdiction of incorporation which occurs after the date of the assumption.

An assumption of our obligations under the debt securities of any series might be deemed for U.S. federal income tax purposes to be an exchange of those debt securities for new debt securities by each beneficial owner, resulting in a recognition of taxable gain or loss for those purposes and possibly certain other adverse tax consequences.  You should consult your tax advisor regarding the U.S. federal, state and local income tax consequences of an assumption.

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Notices

All notices to holders of registered debt securities shall be validly given if in writing and mailed, first-class postage prepaid, to them at their respective addresses in the register maintained by the trustee.

The Trustee

The Bank of New York Mellon, acting through its London Branch, One Canada Square, London E14 5AL, is the trustee under the indenture.  The trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939 (“TIA”).  Subject to the provisions of the TIA, the trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of notes, unless offered reasonable indemnity by the holder against the costs, expense and liabilities which might be incurred thereby.  We, RBSG and certain of RBSG’s subsidiaries maintain deposit accounts and conduct other banking transactions with The Bank of New York Mellon in the ordinary course of our business.  The Bank of New York Mellon is also the book-entry depositary with respect to certain of RBSG’s debt securities and the depositary with respect to the ADSs representing certain of RBSG’s preference shares, and trustee with respect to certain of RBSG’s exchangeable capital securities.

Consent to Service of Process

Under the indenture, we and RBSG irrevocably designate John Fawcett, Chief Financial Officer, Citizens Financial Group, Inc., as our authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or any debt securities brought in any federal or state court in The City of New York, New York and we and RBSG irrevocably submit to the jurisdiction of those courts.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We may sell relevant securities to or through underwriters or dealers and also may sell all or part of such securities directly to other purchasers or through agents.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of securities, we may compensate underwriters in the form of discounts, concessions or commissions or in any other way that the applicable prospectus supplement describes.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.  Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions that we pay them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the “Securities Act”).  Any such underwriter or agent will be identified, and any such compensation that we pay will be described, in the prospectus supplement.

Under agreements which we may enter into, we may be required to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

Each new series of debt securities will be a new issue of securities with no established trading market.  If securities of a particular series are not listed on a U.S. national securities exchange, certain broker-dealers may make a market in those securities, but will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance that any broker-dealer will make a market in securities of any series or as to the liquidity of the trading market for those securities.

RBS Securities Inc. is an affiliate of ours and RBSG.  To the extent an initial offering of the securities will be distributed by an affiliate of ours each such offering of securities will be conducted in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these securities, affiliates of ours may offer and sell these securities in the course of their businesses as broker-dealers. Such affiliates may act as principals or agents in these transactions and may make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  Such affiliates may also use this prospectus in connection with these transactions.  None of our affiliates is obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

Underwriting discounts and commissions on securities sold in the initial distribution will not exceed 8% of the offering proceeds.

Any underwriter, selling agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

Delayed Delivery Arrangements

If so indicated in the prospectus supplement, we may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase debt securities from it pursuant to contracts providing for payment and delivery on a future date.  Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us.  The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject.  The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

LEGAL OPINIONS

Our United States counsel, Davis Polk & Wardwell LLP, will pass upon certain legal matters relating to the securities.  Our Scottish solicitors, Dundas & Wilson CS LLP, will pass upon the validity of the debt securities under Scots law.

EXPERTS

The consolidated financial statements as of December 31 2009, 2008 and 2007, and for each of the three years in the period ended December 31, 2009 incorporated in this prospectus by reference from RBSG’s Annual Report on Form 20-F, and the effectiveness of RBSG’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference(which reports (1) express an unqualified opinion on the 2009 financial statements and include an explanatory paragraph relating to the restatement of the consolidated financial statements for 2008 for the retrospective adjustment related to the adoption of IFRS 2 described in Note 1 of the Accounting Policies and the consolidating financial information included in Note 43 in respect of  The Royal Bank of Scotland plc in accordance with Regulation S-X Rule 3-10, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting).  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We and RBSG are public limited companies incorporated and registered in Scotland, United Kingdom.  All but one of our and RBSG’s directors and executive officers, and certain experts named in this prospectus, reside outside the United States.  All or a substantial portion of our and RBSG’s assets and the assets of those non-resident persons are located outside the United States.  As a result, it may not be possible for investors to effect service of process within the United States upon us, RBSG or these persons or to enforce against us, RBSG or these persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.  We have been advised by our Scottish solicitors, Dundas & Wilson CS LLP (as to Scots law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

WHERE YOU CAN FIND MORE INFORMATION

Ongoing Reporting

RBSG is subject to the informational requirements of the Exchange Act an in accordance therewith, RBSG files reports and other information with the SEC.  You can read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, U.S.A.  You may call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  The SEC also maintains a website at http://www.sec.gov which contains in electronic form each of the reports and other information that we have filed electronically with the SEC.  You can also read this material at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, U.S.A. on which certain of our securities are listed.

We will provide the trustee for any debt securities with RBSG’s annual reports, which will include a description of operations and RBSG’s annual audited consolidated financial statements. We will also provide any trustee with RBSG’s interim reports that will include unaudited interim summary consolidated financial information. Upon receipt, the trustee will mail the reports to all record holders of the debt securities. In addition, we will provide the trustee with all notices of meetings at which holders of debt securities are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities.

Registration Statement

This prospectus is part of a registration statement that we and RBSG filed with the SEC.  As exhibits to the registration statement, we have also filed the indenture, and RBSG’s Articles of Association.  Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.  For further information, you should refer to the registration statement.  You can obtain the full registration statement from the SEC or from us or RBSG.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information that RBSG files with the SEC.  This permits us to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this prospectus, and any information that RBSG files with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference (i) RBSG’s Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed with the SEC on April 27, 2010, (ii) RBSG’s report on Form 6-K filed with the SEC on April 27, 2010, (iii) RBSG’s report on Form 6-K filed with the SEC on May 6, 2010 and (iv) RBSG’s  report on Form 6-K filed with the SEC on May 14, 2010. We also incorporate by reference all subsequent Annual Reports of RBSG filed on Form 20-F and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and certain Reports on Form 6-K, if they state that they are incorporated by reference into this prospectus, that RBSG furnishes to the SEC after the date of this prospectus and until we or any underwriters sell all of the securities.

Upon written or oral request, we will provide free of charge a copy of any or all of the documents that we incorporate by reference into this prospectus, other than exhibits which are not specifically incorporated by reference into this prospectus.  To obtain copies you should contact us at Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut, 06901 U.S.A; Attention: John Fawcett, telephone (203) 897 5087.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus are forward-looking statements.  We may make forward-looking statements in other documents filed with the SEC that are incorporated by reference into this prospectus.  Forward-looking statements can be identified by the use of forward-looking terminology such as words “expect,” “estimate,” “project,” “anticipate,” “believes,” “should,” ‘intend,” “plan,” “probability,” “risk,” “Value-at-Risk (Var),” “target,” “goal,” “objective,” “will,” “endeavor,” “outlook,” “optimistic,” “prospects” and similar expressions or variations on such expressions.

In particular, this prospectus and certain documents incorporated by reference into this prospectus include forward-looking statements relating, but not limited to: our restructuring plans, capitalization, portfolios, capital ratios, liquidity, risk weighted assets, return on equity, cost/income ratios, leverage and loan/deposit ratios, funding and risk profile; our future financial performance; the level and extent of future impairments and write-downs; the protection provided by the APS; and to our potential exposures to various types of market risks, such as interest rate risk, foreign exchange rate risk and commodity and equity price risk. These statements are based on current plans, estimates and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. For example, certain of the market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors could cause actual results to differ materially from those estimated by the forward-looking statements contained in this prospectus and certain documents incorporated by reference into this prospectus, and you should not consider the factors discussed here or in RBSG’s Form 20-F filed on April 27, 2010, incorporated by reference herein, to be a complete set of all potential risks or uncertainties.  We have economic, financial market, credit, legal and other specialists who monitor economic and market conditions and government policies and actions.  However, because it is difficult to predict with accuracy any changes in economic or market conditions or in governmental policies and actions, it is difficult for us to anticipate the effects that such changes could have on our financial performance and business operations.

The forward-looking statements made in this prospectus speak only as of the date of this prospectus.  We do not intend to publicly update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, and we do not assume any responsibility to do so.  You should, however, consult any further disclosures of a forward-looking nature we made in other documents filed with the SEC that are incorporated by reference into this prospectus.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

The Royal Bank of Scotland plc
fully and unconditionally guaranteed by
The Royal Bank of Scotland Group plc

$                                       % Senior Notes due
$                                       % Senior Notes due

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PROSPECTUS SUPPLEMENT

(to prospectus dated May 18, 2010)

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RBS